EXHIBIT 21

                             THE CLASSICA GROUP INC.

                              LIST OF SUBSIDIARIES



Classica Microwave Technologies, Inc., a Delaware corporation

C.G.T.I. - Classica Group Technologies Italia, S.r.l.,
Established December 13, 2001 in Reggio Emilia, Italy

Cucina Classica Italiana, Inc, a New Jersey corporation